Exhibit 12D
                                                                  Page 1 of 2


             PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
     -----------------------------------------------------------------------
                                    UNAUDITED


                                                    Three Months Ended
                                                    ------------------
                                                 March 31,          March 31,
                                                   1998              1997
                                               -----------          --------


OPERATING REVENUES                                $263,655          $289,753
                                                   -------           -------

OPERATING EXPENSES                                 201,032           200,384
  Interest portion of rentals (A)                    1,256             1,070
                                                   -------           -------
         Net expense                               199,776           199,314
                                                   -------           -------

OTHER INCOME AND DEDUCTIONS:
   Allowance for funds used
    during construction                                385               373
   Other income, net                                    79               145
                                                   -------           -------
         Total other income and deductions             464               518
                                                   -------           -------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                          $ 64,343          $ 90,957
                                                   =======           =======

FIXED CHARGES:
   Interest on funded indebtedness                $ 12,112          $ 12,115
   Other interest (B)                                4,541             4,296
   Interest portion of rentals (A)                   1,256             1,070
                                                   -------           -------
         Total fixed charges                      $ 17,909          $ 17,481
                                                   =======           =======

RATIO OF EARNINGS TO FIXED CHARGES                    3.59              5.20
                                                      ====              ====

Preferred stock dividend requirement              $    116          $    144
Ratio of income before provision for
  income taxes to net income (C)                     174.3%            171.3%
                                                   -------           -------
Preferred stock dividend requirement
  on a pretax basis                                    202               247
Fixed charges, as above                             17,909            17,481
                                                   -------           -------
         Total fixed charges and
           preferred stock dividends              $ 18,111          $ 17,728
                                                   =======           =======

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS                       3.55              5.13
                                                      ====              ====

                                                                  Exhibit 12D
                                                                  Page 2 of 2


             PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
      --------------------------------------------------------------------
                                    UNAUDITED




_________________________________

NOTES:

(A) Penelec has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B)      Includes   dividends  on   company-obligated   mandatorily   redeemable
         preferred securities of $2,297 for the three month periods ended March 31, 1998 and 1997, respectively.

(C) Represents income before provision for income taxes of $46,434 and $73,476 for the three month periods ended March 31, 1998 and 1997, respectively, divided by net income of $26,645 and $42,894, respectively for the same periods.